NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of American Depositary Shares, each representing ten Class A Ordinary Shares (the "Securities") of Fang Holdings Limited (the "Company") from listing and registration on the Exchange on June 13, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Company is no longer suitable for listing because the Company has not filed with the Securities and Exchange Commission (the "SEC") its annual report on Form 20-F for the year ended December 31, 2020 and current report on Form 6-K for the half year ended June 30, 2021 (collectively, the "Delayed Filings"). The Company was not able to complete the Delayed Filings by May 17, 2022, which is the maximum time allowed under pursuant to Section 802.01E of the NYSE's Listed Company Manual. The Exchange, on May 18, 2022, determined that the Securities of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified on May 18, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on May 18, 2022. Trading in the Securities was suspended prior to the open of the market on May 18, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On June 1, 2022, the Company confirmed that it will not exercise that right. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.